                                                                EXHIBIT 4.9

EXECUTION COPY

===========================================================================







                           SPARTAN STORES, INC.








                              NOTE AGREEMENT







                       Dated as of January 15, 1993











                                    Re:
                      $20,000,000 7.27% Senior Notes
                           Due February 1, 2003


===========================================================================

                             TABLE OF CONTENTS

                       (Not a part of the Agreement)


SECTION                       HEADING                                  PAGE


SECTION 1.  DESCRIPTION OF NOTES AND COMMITMENT. . . . . . . . . . . . . .1

     Section 1.1.   Description of Notes . . . . . . . . . . . . . . . . .1
     Section 1.2.   Commitment; Closing Date . . . . . . . . . . . . . . .1
     Section 1.3.   Other Agreements . . . . . . . . . . . . . . . . . . .2

SECTION 2.  PREPAYMENT OF NOTES. . . . . . . . . . . . . . . . . . . . . .2

     Section 2.1.   Required Prepayments . . . . . . . . . . . . . . . . .2
     Section 2.2.   Optional Prepayments . . . . . . . . . . . . . . . . .3
     Section 2.3.   Notice of Optional Prepayments . . . . . . . . . . . .3
     Section 2.4.   Allocation of Prepayments. . . . . . . . . . . . . . .3
     Section 2.5.   Direct Payment . . . . . . . . . . . . . . . . . . . .3

SECTION 3.  REPRESENTATIONS. . . . . . . . . . . . . . . . . . . . . . . .4

     Section 3.1.   Representations of the Company . . . . . . . . . . . .4
     Section 3.2.   Representations of the Purchaser . . . . . . . . . . .4

SECTION 4.  CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . .4

     Section 4.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

SECTION 5.  COMPANY COVENANTS. . . . . . . . . . . . . . . . . . . . . . .6

     Section 5.1.   Maintenance of Certain Financial Conditions;
                    Limitations on Certain Debt. . . . . . . . . . . . . .8
     Section 5.2.   Liens. . . . . . . . . . . . . . . . . . . . . . . . .7
     Section 5.3.   Transactions with Affiliates . . . . . . . . . . . . .9
     Section 5.4.   Subsidiary Stock and Indebtedness. . . . . . . . . . .9
     Section 5.5.   Consolidation, Merger, Sale of Assets, etc.. . . . . 10
     Section 5.6.   Investments, etc.. . . . . . . . . . . . . . . . . . 12
     Section 5.7.   Restricted Payments. . . . . . . . . . . . . . . . . 13
     Section 5.8.   Nature of Business . . . . . . . . . . . . . . . . . 14
     Section 5.9.   Payment of Notes; Maintenance of Books and Office. . 14
     Section 5.10.  Corporate Existence; Payment of Taxes;
                    Maintenance of Properties; Insurance; Compliance
                    with Laws; Maintenance of Patents, etc.. . . . . . . 15
     Section 5.11.  Repurchase of Notes. . . . . . . . . . . . . . . . . 16
     Section 5.12.  Financial Statements; Information. . . . . . . . . . 16
     Section 5.13.  Inspection Rights. . . . . . . . . . . . . . . . . . 19

SECTION 6.  EVENTS OF DEFAULT AND REMEDIES THEREFOR. . . . . . . . . . . 20

     Section 6.1.   Events of Default. . . . . . . . . . . . . . . . . . 20
     Section 6.2.   Notice to Holders. . . . . . . . . . . . . . . . . . 21
     Section 6.3.   Acceleration of Maturities . . . . . . . . . . . . . 22
     Section 6.4.   Rescission of Acceleration . . . . . . . . . . . . . 22

SECTION 7.  AMENDMENTS, WAIVERS AND CONSENTS . . . . . . . . . . . . . . 23

     Section 7.1.   Consent Required . . . . . . . . . . . . . . . . . . 23
     Section 7.2.   Solicitation of Noteholders. . . . . . . . . . . . . 23
     Section 7.3.   Effect of Amendment or Waiver; Scope of Consent. . . 24

SECTION 8.  INTERPRETATION OF AGREEMENT; DEFINITIONS . . . . . . . . . . 24

     Section 8.1.   Definitions. . . . . . . . . . . . . . . . . . . . . 24
     Section 8.2.   Accounting Principles. . . . . . . . . . . . . . . . 35
     Section 8.3.   Directly or Indirectly . . . . . . . . . . . . . . . 35

SECTION 9.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . 35

     Section 9.1.   Note Register. . . . . . . . . . . . . . . . . . . . 35
     Section 9.2.   Exchange of Notes. . . . . . . . . . . . . . . . . . 35
     Section 9.3.   Loss, Theft, Etc. of Notes . . . . . . . . . . . . . 36
     Section 9.4.   Expenses, Stamp Tax Indemnity. . . . . . . . . . . . 36
     Section 9.5.   Powers and Rights Not Waived; Remedies Cumulative. . 36
     Section 9.6.   Notices. . . . . . . . . . . . . . . . . . . . . . . 37
     Section 9.7.   Reproduction of Documents. . . . . . . . . . . . . . 37
     Section 9.8.   Successors and Assigns . . . . . . . . . . . . . . . 37
     Section 9.9.   Survival of Covenants and Representations. . . . . . 37
     Section 9.10.  Severability . . . . . . . . . . . . . . . . . . . . 38
     Section 9.11.  Governing Law. . . . . . . . . . . . . . . . . . . . 38
     Section 9.12.  Captions . . . . . . . . . . . . . . . . . . . . . . 38


Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

ATTACHMENTS TO NOTE AGREEMENTS:


Schedule I     -    Names and Addresses of Purchasers and Amounts of
                    Commitments
Schedule II    -    Information Relating to Subsidiaries
Schedule III   -    Debt of the Company and its Subsidiaries; Liens and
                    Investments
Exhibit A      -    Form of 7.27% Senior Note Due February 1, 2003
Exhibit B      -    Closing Certificate of the Company
Exhibit C      -    Description of Special Counsel's Closing Opinion
Exhibit D      -    Description of Closing Opinion of Counsel to the
                    Company
Exhibit C      -

                           SPARTAN STORES, INC.
                           850 76TH STREET S.W.
                       GRAND RAPIDS, MICHIGAN 49518

                              NOTE AGREEMENT

                    Re:  $20,000,000 7.27% Senior Notes
                           Due February 1, 2003

                                                                Dated as of
                                                           January 15, 1993
To the Purchaser named in
  Schedule I hereto which is
  a signatory to this Agreement

Gentlemen:

     The undersigned, SPARTAN STORES, INC., a Michigan corporation (the "COMPANY"), agrees with you as follows:

SECTION 1.  DESCRIPTION OF NOTES AND COMMITMENT.

     SECTION 1.1. DESCRIPTION OF NOTES. The Company will authorize the issue and sale of $20,000,000 aggregate principal amount of its 7.27% Senior Notes (the "NOTES") to be dated the date of issue, to bear interest from such date at the rate of 7.27% per annum, payable semiannually on the first day of each February and August in each year (commencing on the first such day after the date of issue) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 9.27% per annum after the due date thereof, whether by acceleration or otherwise, until paid, to be expressed to mature on February 1, 2003, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If any amount of principal, premium, if any, or interest on or in respect of the Notes becomes due and payable on any date which is not a Business Day (as defined in <Section>8.1), such amount shall be payable on the immediately preceding Business Day. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity date except on the terms and conditions and in the amounts and with the premium, if any, set forth in <Section>2 of this Agreement. The term "NOTES" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the other purchasers named in Schedule I hereto. You and the other Purchasers named in Schedule I hereto are hereinafter sometimes referred to as the "PURCHASERS". The terms which are capitalized herein shall have the meanings set forth in <Section>8.1 hereof unless the context shall otherwise require.

     SECTION 1.2. COMMITMENT; CLOSING DATE. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you and you agree to purchase from the Company, Notes in the principal amount set forth opposite your name in Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereinafter mentioned.

     Delivery of the Notes will be made at the offices of Warner, Norcross & Judd, 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503-2489, against payment therefore in Federal Reserve or other funds current and immediately available at the principal office of Michigan National Bank in the amount of the purchase price at 10:00 a.m., Grand Rapids, Michigan time, on January 29, 1993 or such later date (not later than February 1, 1993) as shall mutually be agreed upon by the Company and Purchasers (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note for the full amount set opposite your name in Schedule I (unless different denominations are specified by you), registered in your name or in the name of such nominee as may be specified in Schedule I and in substantially the form attached hereto as Exhibit A.

     SECTION 1.3. OTHER AGREEMENTS. Simultaneously with the execution and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company the principal amount of Notes set opposite such Purchasers' names in Schedule I, and your obligation and the obligations of the Company hereunder are subject to the execution and delivery of the similar agreements by the other Purchasers. This Agreement and said similar agreements with the other Purchasers are herein collectively referred to as the "AGREEMENTS". 'Me obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

SECTION 2.  PREPAYMENT OF NOTES.

     No prepayment of the Notes may be made except to the extent and in the manner expressly provided in this Agreement.

     SECTION 2.1. REQUIRED PREPAYMENTS. In addition to paying the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Company agrees that on the first day of February in each year, commencing February 1, 1994 and ending February 1, 2002, both inclusive (herein called "FIXED PAYMENT DATES"), IT will prepay and apply and there shall become due and payable the sum of $2,000,000 on the principal indebtedness evidenced by the Notes. No premium shall be payable in connection with any required prepayment made pursuant to this
<Section>2.1.

     In the event that the Company shall prepay less than all of the Notes pursuant to <Section>2.2 hereof, the amounts of the prepayments required by this <Section>2.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to <Section>2.2 is of the aggregate principal amount of outstanding Notes immediately prior to the prepayment pursuant to <Section>2.2.

     SECTION 2.2. OPTIONAL PREPAYMENTS. In addition to the payments required by <Section>2.1, upon compliance with the terms of <Section>2.3, the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes either in whole or in part (but if in part in units of $1,000,000 or an integral multiple of $10,000 in excess thereof), by payment of the principal amount of the Notes to be prepaid or portion thereof to be prepaid and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount determined as of two Business Days prior to the date of such prepayment pursuant to this <Section>2.2.

     SECTION 2.3. NOTICE OF OPTIONAL PREPAYMENTS. The Company will give notice of any prepayment of the Notes pursuant to <Section>2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the holder's Notes to be prepaid on such date, (c) that a premium may be payable, (d) the date when such premium will be calculated, (e) the estimated premium accompanied by a reasonably detailed computation thereof, and (f) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the premium, if any, and accrued interest thereon shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

     SECTION 2.4. ALLOCATION OF PREPAYMENTS. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

     SECTION 2.5. DIRECT PAYMENT. Notwithstanding anything to the contrary in this Agreement or the Notes, in the case of any Note owned by any Purchaser or its nominee or owned by any other Institutional Holder of 5% or more in aggregate outstanding principal amount of the Notes or which has acquired 100% of the outstanding Notes originally issued to an Initial Holder which has given written notice to the Company requesting that the provisions of this <Section>2.5 shall apply, the Company will promptly and punctually pay when due the principal thereof and premium, if any, and interest thereon, without any presentment thereof directly to such Purchaser or such subsequent Institutional Holder at the address of such Purchaser set forth in Schedule I or at such other address as such Purchaser or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account is designated for such Purchaser on Schedule I hereto or in any written notice to the Company from such Purchaser or any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account of such Purchaser or such holder in any bank in the United States as such Purchaser or any such subsequent Institutional Holder may from time to time direct in writing. With respect to Notes to which this <Section>2.5 applies, the Company shall be entitled to presume conclusively that the original or such subsequent Institutional Holder as shall have requested the provisions hereof to apply to its Notes remains the holder of such Notes until (1) the Company shall have received notice of the transfer of such Notes, and the name and address of the transferee, or (2) such Notes shall have been presented to the Company as evidence of the transfer.

SECTION 3.  REPRESENTATIONS.

     SECTION 3.1. REPRESENTATIONS OF THE COMPANY. The Company represents and warrants that all representations set forth in the form of certificate attached hereto as Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

     SECTION 3.2. REPRESENTATIONS OF THE PURCHASER. (a) You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; PROVIDED that the disposition of your property shall at all times be and remain within your control. Without limiting the foregoing, you agree that you will only reoffer or resell the Notes received by you under this Agreement in accordance with any available exemption from the requirements of Section 5 of the Securities Act of 1933, as amended, and in any event, in accordance with any applicable state securities laws.

     (b) You further represent that you are acquiring the Notes for your own account and with your general corporate assets and not with the assets of any separate account in which any employee benefit plan has any interest. As used in this <Section>3.2(B), the terms "SEPARATE ACCOUNT" and "EMPLOYEE BENEFIT PLAN" shall have the respective meanings assigned to them in ERISA.

SECTION 4.  CLOSING CONDITIONS.

     SECTION 4.1. Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

          (a) CLOSING CERTIFICATE. Concurrently with the delivery of Notes to you on the Closing Date, you shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company substantially in the form attached hereto as Exhibit B, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes.

          (b) LEGAL OPINIONS. Concurrently with the delivery of Notes to you on the Closing Date, you shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Warner, Norcross & Judd, counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits C and D, respectively, hereto.

          (c) COMPANY'S EXISTENCE AND AUTHORITY. On or prior to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to the Company as you may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

          (d) CONSENT OF HOLDERS OF OTHER SECURITIES. Any consents or approvals required to be obtained from any holder or holders of any outstanding Security of the Company and any amendments of agreements pursuant to which any Security may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby on the Closing Date shall have been obtained and all such consents or approvals shall be reasonably satisfactory in form and substance to you and your special counsel.

          (e) RELATED TRANSACTIONS. Concurrently with the issuance and delivery of the Notes to you on the Closing Date, the Company shall have consummated the issuance and delivery of Notes scheduled to be issued and delivered to the other Purchasers on such Closing Date.

          (f) PRIVATE PLACEMENT NUMBER. On or prior to the Closing Date, special counsel to the Purchasers of the Notes shall have duly made the appropriate filings with Standard & Poor's CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, in order to obtain a private placement number for the Notes.

          (g) FUNDING INSTRUCTIONS. At least three Business Days prior to the Closing Date, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (1) the name of the transferee bank, (2) such transferee bank's ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, and (4) the name and telephone number of the account representative responsible for verifying receipt of such funds.

          (h) LEGALITY OF INVESTMENT. The Notes to be purchased by you shall be a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called "BASKET PROVISIONS" to such laws).

          (i) SATISFACTORY PROCEEDINGS. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be reasonably satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

          (j) WAIVER of CONDITIONS. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in this Section 4 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in this <Section>4 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this
     <Section>4.1(J) shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5.  COMPANY COVENANTS.

     From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

     SECTION 5.1.   MAINTENANCE OF CERTAIN FINANCIAL CONDITIONS;
LIMITATIONS ON CERTAIN DEBT. (a) The Company will not on any date permit:

          (1)  Stockholders' Equity to be less than $80,000,000;

          (2) the ratio of Consolidated Funded Debt to Stockholders' Equity to be greater than 1.25 to 1.00;

          (3) the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.25 to 1.00; or

          (4) the ratio of Net Income Available for Fixed Charges to Fixed Charges for the immediately preceding four consecutive fiscal quarter period to be less than 1.50 to 1.0 for such four fiscal quarter period.

     (b) The Company will not permit any Subsidiary to create, incur, assume or otherwise become or be, directly or indirectly, liable in respect of any Debt (other than Debt of a Subsidiary to the Company or to another Subsidiary), unless on the date on which such Subsidiary proposes to incur such Debt and after giving effect to such incurrence and to the substantially concurrent incurrence by the Company and all other Subsidiaries of any Debt and to the substantially concurrent retirement by the Company and any Subsidiary of any Debt, and to the application of the proceeds of all such Debt, the sum of:

          (1) the aggregate principal amount of outstanding Debt of all Subsidiaries (other than (i) Debt of a Subsidiary to the Company or another Subsidiary and (ii) Debt of Spartan Insurance Co., Ltd., a Bermuda corporation ("SPARTAN INSURANCE"), secured by Liens permitted by and granted in compliance with <Section>5.2J)) PLUS (without duplication);

          (2) the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries secured by Liens permitted by paragraphs (g), (h), (i) and (k) of <Section>5.2 (such sum, as determined on any date, being hereinafter referred to as the "PRIORITY DEBT AMOUNT");

shall not exceed 15% of Consolidated Tangible Assets as of the end of the fiscal quarter of the Company which shall have ended most recently prior to such date of incurrence.

     SECTION 5.2. LIENS. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of any character of the Company or any Subsidiary (whether held on the date hereof or hereafter acquired) or any interest therein or any income or profits therefrom, except:

          (a) Liens for taxes, assessments or governmental charges or levies either not yet due or the payment of which is not at the time required by <Section>5.10(B);

          (b) Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums either not yet due or the payment of which is not at the time required by <Section>5.10(B);

          (c) Liens (other than any Lien created or imposed under ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of letters of credit, tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive in any case of obligations incurred in connection with the borrowing of money or the obtaining of advances or credit);

          (d) any attachment, judgment or other similar Lien arising in connection with court proceedings, PROVIDED that (1) the execution or other enforcement of such Lien is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings diligently conducted and effective to delay or prevent the forfeiture or sale of any property of the Company or any Subsidiary or any material interference with the use thereof by the Company or any Subsidiary, and (2) such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor (or, if no such reserve or other provision is required, the Company shall have set aside on its books reserves deemed by it to be adequate therefor);

          (e) easements, licenses, rights-of-way and other rights and privileges in the nature of easements and similar Liens incidental to the ownership of property and not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Company or any Subsidiary or materially detract from the value of the properties subject to any such Liens;

          (f) Liens on property of any Subsidiary securing Debt or other obligations of such Subsidiary owing to the Company or to a Wholly-owned Subsidiary;

          (g) Liens specified on Schedule III attached hereto existing on January 2, 1993 and securing the Debt specified on such Schedule III, PROVIDED, HOWEVER, that no such Lien shall be extended to any other property or asset of the Company or any Subsidiary;

          (h) any Lien (including a Capital Lease) created solely to secure the deferred purchase price of property consisting of fixed assets acquired by the Company or any Subsidiary after the date hereof, or created to secure Debt, incurred solely for the purpose of financing the acquisition of such property (if such Debt is incurred at the time of or within 90 days after such acquisition), or existing on property acquired at the time of acquisition thereof, or, in the case of any Person which hereafter becomes a Subsidiary, any Lien in respect of its property existing at the time such Person becomes a Subsidiary, PROVIDED, HOWEVER, that

               (1) no such Lien shall at any time extend to or cover any property of the Company or any Subsidiary other than the acquired property on which it was originally imposed and improvements thereto and proceeds thereof; and

               (2) the principal amount of all Debt secured by all such Liens on any such property shall at no time exceed an amount equal to the lesser of (i) the cost to the Company or such Subsidiary (including the principal amount of any pre-existing Debt secured by such Liens, whether or not the Company or such Subsidiary has any personal liability with respect thereto) of such property and (ii) the fair market value of such property at the time of acquisition thereof (or, in the case of a Lien in respect of property existing at the time of a Person becoming a Subsidiary after the date hereof, the fair market value of such property at such time);

          (i)  Liens not otherwise permitted by the foregoing paragraphs
     (a) through (h) of this <Section>5.2 securing Funded Debt (or any Current Debt which would, except for the parenthetical exclusion in the definition of Funded Debt set forth in <Section>8.1, be Funded
     Debt) of the Company or any Subsidiary; PROVIDED that all such Debt shall have been incurred within the limitations provided in
     <Section>5.1(B);

          (j) Liens granted by Spartan Insurance from time to time on property owned by it to secure any reimbursement obligation of Spartan Insurance in respect of letters of credit issued by commercial banks for the account of Spartan Insurance; and

          (k) Liens extending, renewing or replacing any Lien permitted by clause (g), (h) or (i) of this <Section>5.2, PROVIDED that, the principal amount of the Debt secured by such Lien is not increased and such Lien is not extended to other property.

     It shall be a further condition to the creation or incurrence of any Lien permitted by paragraph (h), (i) or (k) of this <Section>5.2 that, on the date on which the Company or any Subsidiary proposes to create or incur such Lien and immediately after giving effect to such action, to the substantially concurrent incurrence of any Debt and to the substantially concurrent retirement of any other Debt, the Priority Debt Amount shall not exceed 15% of Consolidated Tangible Assets as at the end of the fiscal quarter of the Company which shall have ended most recently prior to such date. For all purposes of this <Section>5.2, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then existing Liens at the time it becomes a Subsidiary, and any extension, renewal or refinancing of any Lien by the Company or any Subsidiary shall be deemed to be an incurrence of such Lien at the time of such extension, renewal or refinancing, and any Lien existing on any property or assets at the time it is acquired by the Company or any Subsidiary shall be deemed to have been created at the time of such acquisition.

     SECTION 5.3. TRANSACTIONS WITH AFFILIATES. Except for transactions between the Company and a Subsidiary or between Subsidiaries, the Company will not, and will not permit any Subsidiary to, directly or indirectly, engage in any transaction with any Affiliate of the Company, other than transactions entered into in the ordinary course of business upon terms that are fair and reasonable and not less favorable to the Company or such Subsidiary, as the case may be (as determined in good faith by the Company), than those which might be obtained at the time on an arm's-length basis from any Person which is not such an Affiliate.

     SECTION 5.4. SUBSIDIARY STOCK AND INDEBTEDNESS. The Company will not:

          (a) directly or indirectly, sell, assign, pledge or otherwise dispose of any Debt of, or claim against, or any shares of stock or similar interests or other Securities (or warrants, rights or options to acquire stock or similar interests) of any Subsidiary, except to a Wholly-owned Subsidiary or except as to directors' qualifying shares if required by applicable law; or

          (b) permit any Subsidiary to, directly or indirectly, sell, assign, pledge or otherwise dispose of any Debt of, or claim against, or any shares of stock or similar interests or other Securities (or warrants, rights or options to acquire stock or similar interests) of any other Subsidiary, except to the Company or a Wholly-owned Subsidiary or except as to directors' qualifying shares if required by applicable law;

          (c) permit any Subsidiary to, directly or indirectly, issue or sell any shares of its stock or similar interests or other Securities (or warrants, rights or options to acquire any stock or similar interests) of such Subsidiary except to the Company or a Wholly-owned Subsidiary or except as to directors' qualifying shares or to satisfy preemptive rights if required by applicable law; or

          (d) permit any Subsidiary to have outstanding any shares of preferred stock, except shares of preferred stock owned by the Company or a Wholly-owned Subsidiary;

PROVIDED, HOWEVER, that all Debt and shares of stock and similar interests of any Subsidiary owned by the Company and its other Subsidiaries may be sold as an entirety to any Person for a consideration determined in good faith by the Company to be fair, or any part of the shares of common stock and similar interests (but not preferred stock) of any Subsidiary owned by the Company and its other Subsidiaries may be sold to any Person for a consideration determined in good faith by the Company to be fair, if in each such case (1) such sale would then be permitted pursuant to
<Section>5.5(E) and (2) at the time of and immediately after the consummation of such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and a Subsidiary shall at such time be permitted to incur $1.00 of additional Debt (to a Person other than the Company or a Subsidiary) pursuant to
<Section>5.1(B).

     SECTION 5.5. CONSOLIDATION, MERGER, SALE OF ASSETS, ETC. The Company will not, and will not permit any Subsidiary to, voluntarily liquidate or dissolve, or consolidate or merge with any other Person, or permit any other Person to consolidate or merge with it, or sell, lease, transfer or otherwise dispose of any of its assets to any other Person (other than in the ordinary course of business), except that:

          (a) any Subsidiary may consolidate into or merge with (1) the Company or any Subsidiary (if the Company or such Subsidiary shall be the continuing or surviving corporation) or (2) any other corporation (if such Subsidiary shall be the continuing or surviving corporation);

          (b) any Subsidiary may sell, lease, transfer or otherwise dispose of its assets in their entirety to the Company or any Subsidiary, and may thereafter liquidate and dissolve;

          (c) the Company may merge with any other corporation provided that the Company shall be the continuing or surviving corporation;

          (d) the Company may consolidate with or merge into, or sell, lease, or otherwise dispose of its assets as an entirety or substantially as an entirety to, any solvent corporation which shall be duly organized and validly existing in good standing under the laws of the United States of America or a state thereof, which shall be engaged in a line of business which is substantially the same or similar to the business in which the Company and its Subsidiaries are primarily engaged on the date of this Agreement and which shall expressly assume, pursuant to a written agreement satisfactory in form, scope and substance to the holders of the Notes, the due and punctual payment of the principal of, premium, if any, and interest on the Notes according to their tenor, and the due and punctual performance and observance of the obligations of the Company under the Agreements and the Notes, an executed counterpart of which assumption agreement shall have been furnished to each holder of a Note together with a favorable opinion of counsel satisfactory to each such holder covering such matters relating to such assumption and such assumption agreement as such holder may reasonably request; and

          (e) the Company or any Subsidiary, in addition to making any sale, lease or other disposition permitted by the foregoing provisions of this <Section>5.5, may sell or otherwise dispose of any of its assets for a consideration at least equal to the fair value of such assets (as determined in good faith by the Company) at the time of such sale or other disposition, PROVIDED, HOWEVER, that, (1) if such sale, lease or other disposition shall relate to the assets of a Subsidiary, the requirements of <Section>5.4 with respect to the disposition of the stock of such Subsidiary shall be complied with, and (2) the assets so sold, leased or otherwise disposed of on any date, when taken together with all other assets theretofore sold, leased or otherwise disposed of by the Company and its Subsidiaries in accordance with this subsection (e) (including all dispositions of Debt and stock and similar interests of Subsidiaries pursuant to
     <Section>5.4), during the period of twelve months ending on (and including) the date of such disposition, shall not have an aggregate book value which shall exceed 10% of the book value of the consolidated assets of the Company and its Subsidiaries as at the end of the quarterly fiscal period of the Company which shall have ended most recently prior to such date.

     It shall be a further condition to any consolidation, merger, sale, lease or other disposition under subsection (a), (c), (d) or (e) of this
<Section>5.5, that, on the date of such consolidation, merger, sale, lease or other disposition and immediately after giving effect to such action, no Default or Event of Default shall have occurred and be continuing and a Subsidiary shall at such time be permitted to incur $1.00 of additional Debt (to a Person other than the Company or a Subsidiary) pursuant to
<Section>5.1(B). Nothing contained in this <Section>5.5 shall permit the disposition of assets consisting of Debt, stock or similar interests in any Subsidiary unless such disposition is also in compliance with <Section>5.4.

     SECTION 5.6. INVESTMENTS, ETC. The Company will not, and will not permit any Subsidiary to, directly or indirectly, through a Subsidiary or otherwise, make or own any Investment, except:

          (a) the Company and its Subsidiaries may make and own Investments in (1) marketable direct obligations issued by the United States of America or by any agency thereof which in the case of the latter are supported by the full faith and credit of the United States of America, in each case having a maturity not in excess of one year from the date of acquisition thereof; (2) commercial paper maturing not later than one year from the date of creation thereof and rated in the highest rating classification by any rating service recognized nationally in the United States; (3) certificates of deposit maturing within one year from the date of acquisition thereof issued by commercial banks or trust companies and rated in one of the two highest rating classifications by any rating service recognized nationally in the United States; (4) mutual funds substantially all of the assets of which consist of cash and Securities of the types specified in clause (1) through (3) above; and (5) readily marketable Eurodollar obligations having a maturity not in excess of one year from the date of acquisition thereof issued by commercial banks or trust companies and rated in the highest rating classification by any rating service recognized nationally in the United States;

          (b) the Company and its Subsidiaries may make and own (1) Investments in any Subsidiary or any Person which is or simultaneously therewith becomes a Subsidiary (PROVIDED that, no Investments shall be permitted to be made by the Company or any Subsidiary pursuant to this clause (b)(1) in Spartan Insurance or any Insurance Subsidiary referred to in clause (2) of this <Section>5.6(B)), and (2) Investments consisting of common stock of Spartan Insurance or common stock of any other Subsidiary organized to conduct or engaged in the business of insurance underwriting (any such Subsidiary, an "INSURANCE SUBSIDIARY"); PROVIDED that the amount of all such Investments by the Company and its Subsidiaries permitted by this clause (2) in Spartan Insurance and in Insurance Subsidiaries shall not, in the aggregate for all such Investments exceed $5,000,000;

          (c) Spartan Insurance may make and own any Investments required or permitted to be owned by it under the insurance laws and regulations of its jurisdiction of incorporation;

          (d) the Company and its Subsidiaries may make and own (1) Investments in Country Fresh, Inc. and Oven Fresh, Inc., each a Michigan corporation, and in any other similar entity (each a "SUPPLIER ENTITY") which is owned in whole or in part by the Company, a Subsidiary or another Person (a "MEMBER RETAILER") which is both an owner of common stock of the Company and a retail customer of the Company, if a significant portion of the business of such Supplier Entity is supplying grocery merchandise to the Company or to Member Retailers, and (2) Investments in Member Retailers consisting of loans or other Investments similar in character to comparable loans and Investments made in Member Retailers prior to the date hereof for the purpose of new store development or store expansion or remodeling by such Member Retailers;

          (e) Investments as of January 2, 1993 and specified on Schedule III attached hereto; and

          (f) the Company may make and own Investments not otherwise permitted by this <Section>5.6, PROVIDED, HOWEVER, that on the date of and after giving effect to any such other Investment, (1) no Default or Event of Default shall have occurred and be continuing, (2) a Subsidiary would at such time be permitted to incur $1.00 of additional Debt (to a Person other than the Company or a Subsidiary) pursuant to Section 5.1(b), and (3) the aggregate amount of all such other Investments permitted by this paragraph (f) shall not exceed an amount equal to 10% of Consolidated Tangible Assets as at the end of the fiscal quarter of the Company which shall have ended most recently prior to such date.

     For all purposes of this <Section>5.6, Investments owned by any Person at the time it becomes a Subsidiary shall be deemed to be made at such time.

     SECTION 5.7. RESTRICTED PAYMENTS. (a) The Company will not directly or indirectly, through a Subsidiary or otherwise, declare, order, pay, make or set apart any sum or property for any Restricted Payment, unless, at the time of such proposed action and immediately after giving effect thereto and to any other substantially concurrent action:

          (1) no condition or event shall exist which constitutes a Default or Event of Default;

          (2) a Subsidiary would at such time be permitted to incur $1.00 of additional Debt (to a Person other the Company or a Subsidiary) pursuant to Section 5.1(b); and

          (3) the aggregate amount of all sums and property included in all Restricted Payments directly or indirectly declared, ordered, paid, made or set apart by the Company during the period (taken as one accounting period), from and including March 29, 1992 to and including the date of such proposed action (the "COMPUTATION PERIOD") shall not exceed the sum of (i) $7,500,000 PLUS (ii) Consolidated Net Income for the Computation Period (or if such Consolidated Net Income is a negative figure, then minus 100% of such figure) PLUS (iii) an amount equal to 50% of the value, as shown on the books of the Company on the date of distribution, of the common stock of the Company distributed in payment of Volume Incentive Rebates during the Computation Period.

     For the purposes of this <Section>5.7(A), the amount involved in any Restricted Payment directly or indirectly declared, ordered, paid or made or set apart in property shall be the greater of (A) the fair market value of such property (as determined in good faith by a resolution of the Board of Directors) and (B) the net book value thereof on the books of the Company (determined in accordance with GAAP), in each case as determined on the date such Restricted Payment is declared, ordered, paid or made or set apart.

          (b) The Company will not declare any dividend (other than dividends payable solely in shares of its own common stock) on any shares of any class of its stock which is payable more than 60 days after the date of declaration thereof.

          (c) Except pursuant to mandatory provisions of applicable law restricting the payment of dividends, the Company will not and will not permit any Subsidiary to enter into or otherwise become subject to any charter provision, contract or agreement which limits the amount, or otherwise imposes restrictions on the payment, of dividends by any Subsidiary.

     SECTION 5.8. NATURE OF BUSINESS. The Company will not, and will not permit any Subsidiary to, engage in any line of business in which it is not currently engaged if as a result thereof the business of the Company and its Subsidiaries taken as a whole would be substantially different from what it was at the date of this Agreement.

     SECTION 5.9. PAYMENT OF NOTES; MAINTENANCE OF BOOKS AND OFFICE. (a) The Company will duly and punctually pay the principal of, premium, if any, and interest on the Notes in accordance with the terms of the Notes and the Agreements. The Company will maintain its principal office at a location in the United States of America where notices, presentations and demands in respect of this Agreement and the Notes may be made upon it and will notify, in writing, each holder of a Note of any change of location of such office; and such office shall be maintained at 850 76th Street S.W., Grand Rapids, Michigan 49518 until such time as the Company shall so notify the holders of the Notes of any such change.

          (b) The Company will, and will cause each of its Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP, keep proper books of record and account in which full, true and correct entries are made of its business transactions, and set aside appropriate reserves, all in accordance with GAAP.

     SECTION 5.10. CORPORATE EXISTENCE; PAYMENT OF TAXES; MAINTENANCE OF PROPERTIES; INSURANCE; COMPLIANCE WITH LAWS; MAINTENANCE OF PATENTS, ETC. The Company will, and will cause each of its Subsidiaries to:

          (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence (except as otherwise permitted by <Section>5.5) and its licenses, rights (charter and statutory) and franchises, except that, subject to compliance with <Sections>5.4 and 5.5, the licenses, rights and franchises of the Company or any Subsidiary may be abandoned, modified, or terminated if in the good faith judgment of the Company such abandonment, modification or termination is in the best interest of the Company;

          (b) pay and discharge or cause to be paid and discharged when due (1) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property (real, personal or mixed), or upon any part thereof, and (2) all lawful claims of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons for labor, materials, supplies and Rentals which, if unpaid, might by law become a Lien upon any of its property; PROVIDED, HOWEVER, that the failure of the Company or any Subsidiary to pay any such tax, assessment, charge, levy or claim shall not constitute a Default hereunder (i) if and for so long as the amount, applicability or validity thereof shall concurrently be contested in good faith by appropriate and timely actions or proceedings diligently pursued and effective to delay or prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor (or, if no such reserve or other provision is required, the Company shall have set aside on its books reserves deemed by it to be adequate therefor);

          (c) maintain and keep, or cause to be maintained and kept, in good repair and working order (ordinary wear and tear excepted) all material properties used or useful in the business of the Company and its Subsidiaries, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereof so that the business carried on in connection therewith may continue to be conducted consistent with industry standards;

          (d) keep adequately insured, by financially sound and reputable insurers, all of its property of a character usually insured against by prudent corporations engaged in the same or a similar business and similarly situated against loss or damage of the kinds and in amounts customarily insured against by such corporations and with deductibles or co-insurance no greater than is customary, and carry, with such insurers in customary amounts and with deductibles or coinsurance no greater than is customary, such other insurance, including public liability insurance and liability insurance against claims for any violation of applicable law, as is usually carried by prudent corporations of established reputation engaged in the same or a similar business and similarly situated;

          (e) comply in all material respects with all applicable lawful statutes, including, without limitation ERISA, regulations and orders of, and all applicable lawful restrictions imposed by, any court, arbitrator or Governmental Body, in respect of the conduct of its business and the ownership of its properties (including, without limitation, applicable statutes, regulations and orders relating to equal employment opportunities and all Environmental Legal Requirements), except (1) such as are being contested in good faith by appropriate and timely actions or proceedings diligently conducted and effective to delay or prevent the forfeiture or sale of any property of the Company or a Subsidiary, and for which such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made (or, if no such reserve or other provision is required, for which the Company shall have set aside on its books reserves deemed by it to be adequate therefor) or (2) such as non-compliance with which would not reasonably be expected to have a Material Adverse Effect; and

          (f) maintain the validity of all patents, trademarks, service marks, trade names, copyrights and the -like necessary in any material respect for the conduct of its business as now conducted and as proposed to be conducted.

     SECTION 5.11. REPURCHASE OF NOTES. Neither the Company nor any of its Affiliates, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless the offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases any Notes, such Notes shall thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company or any of its Affiliates, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect thereto, including, without limitation, <Sections>6.3, 6.4 and 7.1.

     SECTION 5.12. FINANCIAL STATEMENTS; INFORMATION. The Company will furnish (in duplicate) to you, so long as you or your nominee shall be obligated to purchase or shall hold any of the Notes and to each other Institutional Holder of 5% or more of the aggregate outstanding principal amount of the Notes or which has acquired 100% of the outstanding Notes originally issued to an Initial Holder:

          (a) as soon as practicable and in any event within 60 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such quarterly period and the related consolidated and consolidating statements of earnings, stockholders' equity and cash flows of the Company and its Subsidiaries for such period and (in the case of the second and third such quarterly periods) for the portion of the fiscal year ended with the last day of such quarterly period, setting forth, in the case of such consolidated statements, in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified as complete and correct in all material respects (subject to changes resulting from year-end audit adjustments) by the principal financial officer of the Company;

          (b) as soon as practicable and in any event within 90 days after the end of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such year and the related consolidated and consolidating statements of earnings, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the respective figures for the previous fiscal year, all in reasonable detail and (1) in the case of such consolidated financial statements, accompanied by a report thereon of Deloitte & Touche or other independent certified public accountants of recognized national standing selected by the Company, which report (i) shall not be made in reliance upon the opinion of any other accountant; (ii) shall be made without qualifications or modifications within the meaning of Statement on Auditing Standards No. 58 (except for such qualifications and modifications resulting from changes in accounting principles and methods agreed to by such accountants); (iii) shall state that the financial statements are the responsibility of the Company's management and the independent auditor's responsibility is to express an opinion on the financial statements based on the audits; (iv) shall state that the audits are conducted in accordance with generally accepted auditing standards, which require the planning and performance of the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement, including the examination, on a test basis, of evidence supporting the amounts and disclosures in the financial statements and the assessment of the accounting principles used and of significant estimates by management, as well as an evaluation of the overall financial statement presentation; and (v) shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP, and (2) in the case of such consolidating financial statements, certified as complete and correct in all material respects by the principal financial officer of the Company;

          (c) concurrently with each delivery of financial statements pursuant to clause (a) or (b) of this <Section>5.12, an Officers'
     Certificate:

               (1) stating that the signatories thereto have reviewed the terms of the Agreements and of the Notes and have made, or caused to have been made under their supervision, a review in reasonable detail of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that such signatories do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event which constitutes a Default or an Event of Default, or, if any such condition or event existed or exists, the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto,

               (2) setting forth, as of the date of such balance sheet for such period, (i) the respective amounts of Stockholders' Equity, Consolidated Net Income, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Tangible Assets, Consolidated Funded Debt, Net Income Available for Fixed Charges and Fixed Charges, (ii) the aggregate amount of Volume Incentive Rebates for which the Company or any Subsidiary shall have become obligated during such period and the respective portions thereof which shall have been paid in common stock and cash, and (iii) the aggregate principal amount of outstanding Funded Debt and Current Debt of all Subsidiaries and outstanding Debt secured by Liens permitted by <Section>5.2, and

               (3) setting forth facts or computations in reasonable detail demonstrating compliance with the restrictions contained in <Sections>5.1, 5.2, 5.5(E), 5.6(B), 5.6(F) and 5.7;

          (d) together with each delivery of annual financial statements pursuant to clause (b) of this <Section>5.12, a written statement by the independent public accountants referred to in said clause (b):

               (1) stating that (i) they have read the Officers' Certificate delivered in connection with the annual financial statements pursuant to clause (c) of this <Section>5.12 for such fiscal year, and (ii) based upon their annual audit examination of the consolidated financial statements delivered pursuant to clause (b) of this <Section>5.12 nothing has come to their attention which causes them to believe that the matters set forth in such Officers' Certificate pursuant to clauses (2) and (3) of such clause (c) have not been properly stated in accordance with the terms of the Agreements, and

               (2) stating that, although their audit was not directed toward obtaining knowledge of noncompliance, nothing came to their attention in connection with their audit which caused them to believe that the Company was not in compliance with the provisions of <Sections>5.1 through 5.10 of this Agreement, insofar as such provisions relate to accounting matters;

          (e) promptly upon receipt thereof (and in any event within five Business Days thereafter), copies of all reports submitted to the Company or any Subsidiaries by independent public accountants in connection with any annual, interim or special audit of the Company or any Subsidiaries made by such accountants;

          (f) promptly upon their becoming available (and in any event within five Business Days thereafter), copies of (1) all financial statements, reports, notices, proxy statements and other information sent or made available generally by the Company to any class of its Security holders (other than promotional and other materials furnished to holders of common stock of the Company solely by reason of their status as customers of the Company or a Subsidiary), and (2) all regular and periodic reports (including reports on Form 8-K) and any registration statements and prospectuses filed by the Company or any of its Subsidiaries with any securities exchange or with the Commission;

          (g) promptly upon any Responsible Officer obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, or becoming aware that the holder of any Note has given any notice or taken any other action with respect to a claimed Default or Event of Default or that any Person has given any notice to the Company or any Subsidiary or taken any other action with respect to a claimed default under or in respect of any Debt or lease referred to in <Section>6.1(F) or (G) or with respect to the occurrence or existence of any event or condition of the type referred to in
     <Section>6.1(J), (K) or (1), an Officers' Certificate specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto;

          (h) promptly upon any Responsible Officer becoming aware of the occurrence of any (1) Reportable Event or (2) non-exempt "PROHIBITED TRANSACTION," as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Company has taken, is taking and proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

          (i) promptly upon request therefor (and in any event within five Business Days thereafter), such other information as to the business, properties, operations or condition (financial or otherwise) of the

     Company or any of its Subsidiaries as may from time to time be reasonably requested by any holder of the Notes.

     SECTION 5.13. INSPECTION RIGHTS. So long as you or your nominee holds any Note, or any other Institutional Holder holds 5% in aggregate outstanding principal amount of the Notes or has acquired 100% of the outstanding Notes originally issued to an Initial Holder, your or such other Institutional Holder's representative or representatives may visit and inspect any of the properties of the Company and its Subsidiaries, including their respective books of account, records, reports and other papers, make copies and extracts therefrom, and discuss their affairs, finances and accounts with their respective officers and independent public accountants (and the Company hereby authorizes and directs each such officer and independent public accountant to engage in such discussion), all at such reasonable times during normal business hours upon reasonable prior notice to the President or a Vice President of the Company and as often as may be reasonably requested. Any visitation shall be at the sole expense of you or such Institutional Holder unless a Default or Event of Default shall have occurred and be continuing or if the holder of any Note or of any other evidence of Indebtedness of the Company or any Subsidiary gives any written notice or takes any other action with respect to claimed default (unless, with respect to a claimed default, the Company is contesting the existence thereof in good faith by appropriate actions or proceedings), in which case the Company will be obligated to pay for the reasonable expenses of any such visitation or inspection.

SECTION 6.  EVENTS OF DEFAULT AND REMEDIES THEREFOR.

     SECTION 6.1. EVENTS OF DEFAULT. Any one or more of the following shall constitute an "Event of Default" as the term is used herein:

          (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five Business Days; or

          (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in <Section>2.1; or

          (c) Default shall occur in the making of any other payment of the principal of any Note or the premium thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

          (d) Default shall occur in the observance or performance of any covenant or agreement contained in <Section>5.L through <Section>5.8, inclusive, or <Section>5.12(G) hereof; or

          (e) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (1) the day on which a Responsible Officer of the Company first obtains knowledge of such Default and (2) the day on which written notice thereof is given to the Company by the holder of any Note; or

          (f) Default shall be made in the payment of the principal of or interest on any Debt of the Company or any Subsidiary for borrowed money aggregating in excess of $250,000, as and when the same shall become due and payable by the lapse of time, by declaration, by call for redemption or otherwise, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

          (g) Default or the happening of any event under any indenture, agreement, or other instrument under which any Debt of the Company or any Subsidiary for borrowed money aggregating in excess of $250,000 may be issued and such default, event or condition shall continue for a period of time sufficient to permit the acceleration of the maturity of any Debt of the Company or any Subsidiary outstanding thereunder; or

          (h) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by or on behalf of the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

          (i) Final judgment or judgments for the payment of money aggregating in excess of $250,000 is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments in excess of $250,000 has, or an aggregate of such judgments for more than $250,000 have, remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

          (j) A custodian, liquidator, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

          (k) The Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or

          (1) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution.

     SECTION 6.2. NOTICE TO HOLDERS. When any Event of Default described in the foregoing <Section>6.1 has occurred, or if the holder of any Note or of any other evidence of Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding, such notice to be in writing and sent by registered or certified mail or by telegram.

     SECTION 6.3. ACCELERATION OF MATURITIES. When any Event of Default described in paragraph (a), (b) or (c) of <Section>6.1 has happened and is continuing, any holder of any Note as to which such Event of Default has occurred may, by notice in writing sent in the manner provided in Section
9.6 hereof to the Company, declare the entire principal and interest accrued on such Note to be, and such Note shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which is hereby expressly waived. When any Event of Default described in paragraphs (a) through (i), inclusive, of said
<Section>6.1 has happened and is continuing, the holder or holders of 35%
or more of the principal amount of Notes at the time outstanding may, by notice in writing sent in the manner provided in <Section>9.6 hereof to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j), (k) or (1) of <Section>6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire unpaid principal balance of the Notes then outstanding, together with all accrued and unpaid interest thereon and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the day on which the Notes shall so become due and payable. No course of dealing on the part of any holder of the Notes nor any delay or failure on the part of any holder of the Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

     SECTION 6.4.   RESCISSION OF ACCELERATION.  The provisions of
<Section>6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, of
<Section>6.1, the holders of 66-2/3% in aggregate principal amount of the
Notes then outstanding may, by written instrument delivered to the Company, rescind and annul such declaration and the consequences thereof, PROVIDED that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

          (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under <Section> 6.3) shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to <Section>7.1;

and PROVIDED FURTHER, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.  AMENDMENTS, WAIVERS AND CONSENTS.

     SECTION 7.1. CONSENT REQUIRED. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; PROVIDED that without the written consent of the holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective (a) which will change the time of payment (including any prepayment required by <Section>2.1) of the principal of or the interest on any Note or reduce the principal amount thereof or change the rate of interest thereon, or (b) which will change any of the provisions with respect to optional prepayments, or (c) which will change the percentage of holders of the Notes required to consent to any such amendment, alteration or modification or any of the provisions of <Section>6 or this <Section>7.

     SECTION 7.2. SOLICITATION OF NOTEHOLDERS. The Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by

it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver effected pursuant to the provisions of this <Section>7.2 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

     SECTION 7.3. EFFECT OF AMENDMENT OR WAIVER; SCOPE OF CONSENT. (a) Any amendment or waiver approved in accordance with <Section>7.1 shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

     (b)  Any consent to an amendment or waiver given pursuant to
<Section>7.1 by a holder of a Note which has (1) transferred or agreed to transfer all or a portion of its Notes to the Company or any of its Affiliates and (2) provided such consent as a condition to such transfer, shall be valid and binding only upon such holder. Any amendment or waiver which becomes effective only with such consent (and the consents of all other holders of the Notes which were acquired under the same or similar conditions) shall be valid and binding only upon such holder or holders.

SECTION 8.  INTERPRETATION OF AGREEMENT; DEFINITIONS.

     SECTION 8.1. DEFINITIONS. Unless the context otherwise requires, the terms hereinafter set forth when used in this Agreement and in any schedule or exhibit attached hereto shall have the following meanings, and the following definitions shall be equally applicable to both the singular and plural forms of any of the herein defined:

     "AFFILIATE" with respect to any designated Person, shall mean any other Person (a) directly or indirectly controlling or controlled by or under direct or indirect common control with such designated Person, (b) which beneficially owns or holds 5% or more of the shares of any class of Voting Stock of such designated Person or (c) 5% or more of any class of the Voting Stock of which is beneficially owned or held by such designated
Person.   For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" AND "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or by contract or otherwise.

     "AGREEMENTS" is defined in <Section>1.2.

     "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company or a duly authorized committee of directors lawfully exercising the relevant powers of such Board.

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or any other day on which commercial banks are authorized by law to be closed in Michigan.

     "CAPITAL LEASE" as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease of such Person, other than, in the case of the Company or a Subsidiary, any such lease under which the Company or a Subsidiary is the lessor.

     "CAPITAL LEASE OBLIGATION" with respect to any Capital Lease, shall mean the amount of the obligation of the lessee thereunder, determined in accordance with GAAP, in respect of such Capital Lease.

     "CLOSING DATE" is defined in <Section>1.2.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COMMISSION" shall mean the Securities and Exchange Commission and any other similar or successor agency of the Federal government administering the Securities Act.

     "COMPANY" is defined in the introductory paragraph hereof.

     "COMPUTATION PERIOD" is defined in <Section>5.7(A).

     "CONSOLIDATED CURRENT ASSETS" as at any date of determination, shall mean the amount at which the current assets of the Company and its Subsidiaries would be shown on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP as at such date.

     "CONSOLIDATED CURRENT LIABILITIES" as at any date of determination, shall mean the amount at which the current liabilities of the Company and its Subsidiaries would be shown on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP as at such date.

     "CONSOLIDATED FUNDED DEBT" as at any date of determination, shall mean the aggregate principal amount of all Funded Debt of the Company and its Subsidiaries outstanding on such date, determined in accordance with GAAP on a consolidated basis, after eliminating all intercompany items.

     "CONSOLIDATED NET INCOME" for any period, shall mean the net earnings (or net deficit) of the Company and its Subsidiaries for such period (taken as a cumulative whole) after deducting, without duplication, all operating expenses, interest expenses, rentals, provisions for all taxes and reserves (including reserves for deferred income taxes), an Volume Incentive Rebates (whether or not paid out), and all other proper deductions, all determined in accordance with GAAP on a consolidated basis after eliminating all intercompany items and deducting portions of income properly attributable to outside minority interests, if any, in any Subsidiary; PROVIDED, HOWEVER, that there shall be excluded:

          (a)  the proceeds of any life insurance policy;

          (b) any gain arising from (1) the sale or other disposition not in the ordinary course of business of any assets (other than current assets) to the extent that the aggregate amount of the gain exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets (other than current assets), (2) any writeup of assets, (3) the acquisition of any Securities evidencing, or the extinguishment under GAAP of, Debt of the Company or any Subsidiary or
     (4) the termination of an employee benefit plan;

          (c) any amount representing the interest of the Company or any Subsidiary in the undistributed earnings of any Person other than a Subsidiary;

          (d) any income or deficit, prior to the date of acquisition, of any Person acquired in any manner by the Company or a Subsidiary;

          (e) in the case of a successor to the Company or any Subsidiary by consolidation or merger or a transferee of its assets, any earnings of the successor or transferee corporation prior to the consolidation, merger or transfer of assets;

          (f) any restoration to income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued during such period;

          (g) any net income of a Subsidiary which for any reason is unavailable for the payment of dividends to the Company or another Subsidiary; and

          (h) any items properly classified as extraordinary in accordance with GAAP.

     "CONSOLIDATED TANGIBLE ASSETS" as at any date of determination, shall mean the aggregate book value as of such date of the assets of the Company and its Subsidiaries, real, personal and mixed (but exclusive of treasury stock and franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense, unamortized debt discount and expense, deferred charges and other like intangibles), determined on a consolidated basis in accordance with GAAP, LESS the aggregate book value of all assets of the following character included therein: (a) all reserves for depreciation, depletion, obsolescence and/or amortization of properties (other than properties excluded as hereinabove provided) and all other reserves (other than general contingency reserves not allocated to any particular purpose and reserves representing mere appropriations of surplus) set aside in connection with the business conducted by the Company and its Subsidiaries,
(b) any write-up in the book value of any asset resulting from the revaluation thereof subsequent to the date of the most recent audited financial statements referred to in paragraph 4 of Exhibit B, or any write-up in excess of the cost of any asset acquired subsequent to such date, and
(c) assets subject to Liens granted by Spartan Insurance on property owned by it to secure any reimbursement obligation in respect of letters of credit issued by commercial banks for the account of Spartan Insurance.

     "CURRENT DEBT" of any Person as of the date of determination thereof, shall mean all Debt of such Person other than any such Debt which constitutes Funded Debt as of such date.

     "DEBT" as applied to any Person shall mean (a) all debt of such Person for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money), (b) any obligation of such Person for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements, (c) any obligation secured by any Lien on or payable out of the proceeds of production from property owned by such Person even though such Person has not assumed or become liable for the payment of such obligation, (d) any Capital Lease Obligation of such Person, (e) any Guaranty by such Person of or with respect to Debt of another Person, and (f) subject to the following sentence, all liabilities of such Person for unfunded vested pension and non-pension benefits. Debt of the Company and its Subsidiaries shall not by reason of the foregoing clause (f) include obligations of the Company or any Subsidiary in respect of (1) unfunded vested pension benefits related to the withdrawal (within the meaning of Title IV of ERISA) by the Company or any Subsidiary from a Multiemployer Plan or (2) the reorganization (within the meaning of Section 4241 of ERISA), insolvency (within the meaning of
Section 4245 of ERISA), or termination (within the meaning of Title IV of ERISA) of any Multiemployer Plan, which obligations are not required in accordance with GAAP to be shown as a liability on a consolidated balance sheet of the Company and its Subsidiaries and are not in any event attributable to a failure by the Company or such Subsidiary to make required contributions when due, until, in the case of any obligations described in the immediately foregoing clause (1), such time as the Company or a Subsidiary has withdrawn from a Multiemployer Plan or, in the case of any obligations described in the foregoing clause (2), until such time as the Company or a Subsidiary, has received notice from the sponsor of such Multiemployer Plan that such Multiemployer Plan is in reorganization, is insolvent or has been terminated, as the case may be. In determining the Debt and assets of any Person, no effect shall be given to deposits, trust arrangements or similar defeasance arrangements which, in accordance with GAAP, extinguish Debt for which such Person remains legally liable.

     "DEFAULT" shall mean any condition or event which, with notice or lapse of time or both, would become an Event of Default.

     "ENVIRONMENTAL LEGAL REQUIREMENT" shall mean any Federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, any such applicable law, statute or ordinance relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated byphenyls or asbestos, to the disposal, treatment, storage or management of solid or hazardous wastes or Hazardous Substances or crude oil, or fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company and its Subsidiaries or the operation, construction or modification of any thereof, including without limitation the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publication promulgated thereunder.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group or trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

     "EVENT OF DEFAULT" is defined in <Section>6.1.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, or any similar Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same may be in effect at the time.

     "FIXED CHARGES" for any period shall mean on a consolidated basis the sum of (a) all Rentals (other than Capital Lease Obligations) payable during such period by the Company and its Subsidiaries, and (b) Interest Expense on all Indebtedness (including the interest component of Capital Lease Obligations) of the Company and its Subsidiaries payable during such period.

     "FIXED PAYMENT DATES" is defined in <Section>2.1.

     "FUNDED DEBT" of any Person as of the date of determination thereof, shall mean all Debt of such Person, whether secured or unsecured, having a final maturity (or which, pursuant to the terms of a revolving credit agreement or otherwise, is renewable or extendible at the option of such Person for a period ending) more than one year after the date of the creation thereof (excluding any portion thereof which is on such date included in current liabilities of such Person).

     "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time.

     "GOVERNMENTAL BODY" shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     "GUARANTY" as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any Security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guaranty shall be equal to the amount of the obligation guaranteed.

     "HAZARDOUS SUBSTANCE" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or Federal authority having jurisdiction over the property of the Company and its Subsidiaries or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under
Section 311 of the Federal Water Pollution Control Act (33 U.S.C
<Section>1317) as amended; (b) regulated as a hazardous waste under Section
1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. <Section>6901 et seq.) as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, (42 U.S.C. <Section>9601 et seq.) as amended, or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

     "INITIAL HOLDER" shall mean any one of Principal Mutual Life Insurance Company, Nippon Life Insurance Company of America, United of Omaha Life Insurance Company, United World Life Insurance Company and Companion Life Insurance Company.

     "INSTITUTIONAL HOLDER" shall mean any of the following Persons existing under the laws of the United States of America or any state thereof of Canada or any province thereof: (a) any bank, savings institution, trust company or national banking association, acting for its own account or in a fiduciary capacity, (b) any charitable foundation, (c) any insurance company or fraternal benefit society, (d) any pension, retirement or profit sharing trust or fund for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, having surplus and undivided profits of at least $50,000,000, (e) any investment company, as defined in the Investment Company Act 1940, as amended, or (f) any government, public employees' pension or retirement system or other government agency supervising the investment of public funds.

     "INSURANCE SUBSIDIARY" is defined in <Section>5.6(B).

     "INTEREST EXPENSE" for any period shall mean all interest and all amortization of debt discount and expense on any particular indebtedness (including, without limitation, payment-in-kind, zero coupon and any other like Security) for which such calculations are being made. Computations of Interest Expense on a PRO FORMA basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

     "INVESTMENT" as applied to any Person, shall mean any direct or indirect purchase or other acquisition by such Person of stock or other Securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, or any Guaranty by such Person with respect to the Debt of any other Person, including all Debt and accounts receivable from such other Person which are not current assets or did not arise from transactions with such other Person in the ordinary course of business. In computing the amount involved in any Investment, (a) undistributed earnings of, and interest accrued in respect of Debt owing by, such other Person accrued after the date of such Investment shall not be included, (b) there shall not be deducted from the amounts invested in such other Person any amounts received as earnings (in the form of dividends, interest or otherwise) on such Investment or as loans from such other Person and (c) unrealized increases or decreases in value, or write-ups, write-downs or write-offs of Investments in such other Person shall be disregarded.

     "LIEN" as to any Person, shall mean any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement which names such Person as debtor.

     "MATERIAL ADVERSE EFFECT" as applied, to any Person, shall mean a material adverse effect on such Person's business, properties, operations or condition (financial or otherwise); PROVIDED that such term, when used without reference to any particular Person, shall mean such effect on the Company and its Subsidiaries, taken as a whole.

     "MAKE-WHOLE AMOUNT" shall mean in connection with any prepayment of the Notes the excess, if any, of (a) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by <Section>2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the outstanding Notes being prepaid plus interest accrued to the date of prepayment. If the Reinvestment Rate is equal to or higher than 7.27%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

     "REINVESTMENT RATE" shall mean .50%, plus the arithmetic mean of the yields for the two columns under the heading "WEEK ENDING" published in the Statistical Release under the caption "TREASURY CONSTANT MATURITIES" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by <Section>2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "STATISTICAL RELEASE" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded

     U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

     "WEIGHTED AVERAGE LIFE TO MATURITY" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "REMAINING DOLLAR-YEARS" of such principal shall mean the amount obtained by (1) multiplying (i) the remainder of (A) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, LESS (B) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of
<Section>2.1, by (ii) the number of years (calculated to the nearest one-
twelfth) which will elapse between the date of determination and such
scheduled payment date, and (2)    totaling the products obtained in (1).

     "MEMBER RETAILER" is defined in <Section>5.6(D).

     "MULTIEMPLOYER PLAN" shall have the same meaning as in ERISA.

     "NET INCOME AVAILABLE FOR FIXED CHARGES" for any period shall mean the sum of (a) Consolidated Net Income during such period, PLUS (to the extent deducted in determining Consolidated Net Income), (b) (i) all provisions and reserves for any Federal, state (including taxes payable on the consolidated "BUSINESS INCOME" of the Company and its Subsidiaries as such term is defined in the Michigan Single Business Tax MCLA <Section>208.1 ET. SEQ.) or other income taxes made by the Company and its Subsidiaries during such period, (ii) Fixed Charges of the Company and its Subsidiaries during such period and (iii) the Non-Cash Portion of Volume Incentive Rebates.

     "NON-CASH PORTION OF VOLUME INCENTIVE REBATES" shall mean "REBATES TO BE PAID IN COMMON STOCK" as shown in the consolidated statement of cash flows in the consolidated financial statements of the Company and its Subsidiaries.

     "NOTES" is defined in <Section>1.1.

     "OFFICERS' CERTIFICATE" shall mean a certificate executed on behalf of the Company by the Chairman of the Board of Directors (if an officer) or its President or its Senior Vice President and Chief Financial Officer.

     "ORDER" shall mean any order, writ, injunction, decree, judgment, award, determination, direction or demand.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to all or any of its functions under ERISA.

     "PERSON" shall mean a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "PLAN" shall mean a "PENSION PLAN," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

     "PRIORITY DEBT AMOUNT" is defined in <Section>5.1(B).

     "PURCHASERS" is defined in <Section>1.1.

     "RENTALS" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property (LESS, in the case of any determination of Fixed Charges, any Rentals received by the Company or such Subsidiary as sublessor under any sublease of the same such real or personal property), but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "PERCENTAGE LEASES" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues and if any such percentage lease does not so provide for minimum rents, then fixed rents under any such percentage lease shall be computed on the basis of the amount of the last payment of rent next preceding any date of determination thereof.

     "REPORTABLE EVENT" shall have the same meaning as in ERISA.

     "RESPONSIBLE OFFICER" shall mean any officer of the Company qualified to sign an Officers' Certificate (in accordance with the definition of that term) or any other officer of the Company, regardless of title, who shall at any time hereafter either (a) perform substantially the same duties as are performed on the date hereof by any such officer so qualified or (b) be charged with responsibility for monitoring or administering the Company's compliance with this Agreement.

     "RESTRICTED PAYMENT" shall mean any payment or the incurrence of any liability to make any payment, in cash, property or other assets (other than shares of any class of capital stock (but not preferred stock) of the Company) upon or in respect of any share of any class of capital stock of the Company, including, without limiting the generality of the foregoing, payments as dividends and payments (other than out of the net proceeds actually received by the Company in cash from the sale of common shares of the Company except for any such shares issued in payment of a Volume Incentive Rebate) for the purpose of purchasing, retiring or redeeming any such shares of stock (or any warrants or options evidencing a right to purchase any such shares of stock) or making any other distribution in respect of any such shares of stock (or any warrants or options evidencing a right to purchase any such shares of stock).

     "SECURITIES ACT" shall mean the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "SECURITY" shall have the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

     "SPARTAN INSURANCE" is defined in <Section>5.1(B)(1).

     "STOCKHOLDERS' EQUITY", as at any date of determination of the amount thereof, shall mean the sum of the capital stock (but excluding treasury stock and capital stock subscribed and unissued), additional paid-in capital, and retained earnings accounts of the Company and its Subsidiaries appearing on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP as of such date of determination, after eliminating all amounts properly attributable to outside minority interests, if any, in the stock and surplus of Subsidiaries.

     "SUBSIDIARY" shall mean any corporation more than 50% of the Voting Stock of which is at the time owned by the Company or by one or more Wholly-owned Subsidiaries or by the Company and one or more Wholly-owned Subsidiaries.

     "SUPPLIER ENTITY" is defined in <Section>5.6(D).

     "VOLUME INCENTIVE REBATE" shall mean any amount credited, paid or accrued as payable by the Company or a Subsidiary to pay (whether paid or payable by credit to accounts payable, in cash, common stock or other property of the Company) to any retail customer which shall be a holder of common stock of the Company, in consideration of the purchase by such customer from the Company or such Subsidiary of a specified volume or volumes (by dollar amount, number of cases or otherwise) of merchandise, or of specified average weekly purchases by weight, volume or purchase price, or of specified order sizes (whether by purchase price, volume or otherwise), as a rebate on the purchase price of such merchandise, either as a predetermined percentage of the price charged to such customer for such merchandise or measured by weight of shipment or otherwise.

     "VOTING STOCK" shall mean capital stock of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions).

     "WHOLLY-OWNED SUBSIDIARY" shall mean any Subsidiary, all of the equity Securities (except directors' qualifying shares) of which are owned by the Company or another Wholly-owned Subsidiary.

     SECTION 8.2. ACCOUNTING PRINCIPLES. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     SECTION 8.3. DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

     SECTION 9.  MISCELLANEOUS.

     SECTION 9.1. NOTE REGISTER. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes, and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided any Note issued pursuant to this Agreement.

     At any time, and from time to time, the holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of such Note or its attorney duly authorized in writing.

     The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any Note shall be made to or upon the written order of such holder.

     SECTION 9.2. EXCHANGE OF NOTES. At any time and from time to time, upon not less than ten days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to <Section>9.1, this <Section>9.2 or <Section>9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to the holder, except as set forth below, Notes for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in the denomination of (a) $500,000 or any amount in excess thereof as such holder shall specify, or (b) in the case of any Note with an unpaid principal amount which is less than $500,000 in such other denomination (but not less than $100,000) as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, payable to such Person or Persons, or registered assigns, as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

     SECTION 9.3. LOSS, THEFT, ETC. OF NOTES. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the

Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

     SECTION 9.4. EXPENSES, STAMP TAX INDEMNITY. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate.
The Company also agrees to pay directly reasonable attorney's fees incurred by any holder of the Notes in evaluating any controversy and enforcing such holder's rights and remedies under this Agreement and all expenses relating to any amendment, waiver or consent pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendment, waiver or consent resulting from any work-out, renegotiation, restructuring or similar proceedings relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement except for any and all brokerage fees and commissions incurred by any Person employed by you in connection with the consummation of this transaction. Without limiting the foregoing, the Company agrees to pay the cost of obtaining a private placement number for the Notes and authorizes the submission of such information as may be required by Standard & Poor's for the purpose of obtaining such number.

     SECTION 9.5. POWERS AND RIGHTS NOT WAIVED; REMEDIES CUMULATIVE. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended pursuant to <Section>7 hereof, shall extend to or affect any obligation or right not expressly waived or consented to.

     SECTION 9.6. NOTICES. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed by prepaid overnight air courier, or by facsimile communication addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by prepaid overnight air courier or by facsimile communication, in each case to the Company at 850 76th Street S.W., Grand Rapids, Michigan 49518, facsimile (616) 878-2775, facsimile confirmation (616) 878-2426,
Attention: Senior Vice President, or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; PROVIDED, HOWEVER, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I; a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for such purpose in
Schedule 1, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing; and a notice to the Company by facsimile communication shall only be effective if made by confirmed transmission to the Company at the telephone numbers set forth above or at any other telephone numbers the Company may designate to you in writing.

     SECTION 9.7. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you at the closing of your purchase of the Notes (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such legible reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     SECTION 9.8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

     SECTION 9.9. SURVIVAL OF COVENANTS AND REPRESENTATIONS. All covenants, representations and warranties made by the Company and you herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

     SECTION 9.10. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, hereafter be declared invalid or unenforceable.

     SECTION 9.11. GOVERNING LAW. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Michigan law.

     SECTION 9.12. CAPTIONS. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement

                                   SPARTAN STORES, INC.



                                   By _____________________________________
                                      Its Senior Vice President and
                                          Chief Financial Officer

Accepted and agreed to
as of _______________, 1993.
                                   UNITED OF OMAHA LIFE INSURANCE
                                        COMPANY


                                   By _____________________________________
                                      Its__________________________________